[Crowe Chizek Letterhead]


Consent of Independent Auditors


Board of Directors
Peoples Bank Corporation of Indianapolis
Indianapolis, Indiana

We consent to the incorporation by reference in the Registration Statement on Form S-8 (Reg. No. 33-98772) of Peoples Bank Corporation of Indianapolis of our Report of Independent Auditors, dated February 12, 1998, on the consolidated balance sheets of Peoples Bank Corporation of Indianapolis as of December 31, 1997 and 1996 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three year period ended December 31, 1997, which report is included in Form 10-K of Peoples Bank Corporation of Indianapolis for the year ended December 31, 1997.



/s/ Crowe, Chizek and Company LLP


March 28, 1998
Indianapolis, Indiana